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                                                                  EXHIBIT 10.10

                            JOINT VENTURE AGREEMENT

                                    BETWEEN

     1. Quelle Schickedanz AG & Co. with its seat in Furth, Germany (hereinafter referred to as "Quelle") and

     2. Home Shopping Network Inc. with its seat in St. Petersburg, Florida, United States of America (hereinafter referred to as "HSN Inc."),

     3. Home Shopping Network GmbH i.Gr. with its seat in Frankfurt am Main, Germany (hereinafter referred to as "HSN GmbH") (together with HSN Inc. jointly referred to as "HSN").

     4. Thomas Kirch, (hereinafter referred to as "Kirch")

     5. Dr. Georg Jakob Kofler, (hereinafter referred to as "Kofler")

Quelle, HSN, Kirch and Kofler are occasionally referred to as "Shareholders" or "Parties".

                                    PREAMBLE

     A. In April, 1995, Pro7 Television GmbH and Quelle have agreed to cooperate in the area of teleshopping in the form of the joint venture company H.O.T. Home Order Television GmbH & Co. KG, Unterfohring -- hereinafter referred to as "HOT-KG" -- and its general partner H.O.T. Home Order Television Verwaltungs GmbH, Unterfohring -- hereafter referred to as "HOT-GmbH". HOT-KG and HOT-GmbH are occasionally also referred to hereafter as "HOT Companies".

     In December, 1995, Pro 7 Television GmbH was released from certain duties under the said cooperation agreement. At that time, Pro 7 Television GmbH divided its share in HOT-GmbH into two shares and transferred them to Kirch and Kofler. Also, Pro 7 Television GmbH transferred its interests in HOT-KG to Kirch and Kofler, who joined into the joint venture cooperation agreement described above.

     Now, HSN, Quelle, Kirch and Kofler have agreed that HSN will join the HOT Companies pursuant to the provisions of the Purchase and Sale Agreement of the same day and the Articles of Incorporation attached as Exhibit 5.2.1 thereto -- hereafter referred to as Articles of Incorporation" -- for HOT-GmbH and the Partnership Agreement for HOT-KG attached as Exhibit 5.1.1 thereto -- hereafter referred to as Partnership Agreement" -- as well as the Rules of Procedure for the General Management of HOT-GmbH attached as Exhibit
5.2.2 thereto -- hereafter referred to as Rules of Procedure for the General Management" -- and the Rules of Procedure for the Advisory Board of HOT-GmbH attached as Exhibit 5.2.3 thereto -hereafter referred to as Rules of Procedure for the Advisory Board" -- as of September 1,1996 hereafter referred to as the "Relevant Date" -- or as soon as practicable and that HSN will join into the joint venture pursuant to the provisions of this Agreement.

     B. HOT-KG produces teleshopping programs and broadcasts such programs via cable, satellite and terrestrially in Germany and other German speaking territories.

     C. As there have not been any experiences in Germany with teleshopping as a new mode of distribution at the time of establishing the Joint Venture, HOT-KG was entrusted with the development of specific teleshopping formats and systems. In this respect the HOT-KG also took over the responsibility for selection of products to be marketed by way of teleshopping.

     D. However, in order to enable HOT-KG to set up the teleshopping business and to operate it successfully, the shareholders are supporting and will support the HOT-Companies in the areas of their respective specific expertise as provided hereunder.

     E. It is the purpose of this Agreement to govern the relationships among the shareholders of the venture on the one hand, and the relationship of the shareholders with the HOT-companies on the other hand in more
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detail. This Agreement shall control in the event that there is a conflict between this Agreement and the other corporate agreements among the parties or in the event that the other corporate agreements are silent on an issue.

     Therefore it is agreed as follows:

                                     PART 1

                             CONCEPT OF THE PROJECT

SEC. 1 -- PROJECT "TELESHOPPING"

     (1) The shareholders have agreed to distribute goods and services by way of teleshopping through the HOT Companies.

     Teleshopping for the purposes of this Agreement is any form of broadcast which makes direct offers to the public for the purposes of sale, purchase or renting or leasing of goods or for the purposes of supplying services in consideration of money.

     (2) HOT-KG currently operates, maintains and utilizes the systems required for the distribution of goods by way of teleshopping. HOT-KG is and will be responsible in particular for the choice of goods to be marketed by way of teleshopping.

     (3) Furthermore, HOT-KG will rely on the support of the shareholders pursuant to service agreements insofar as necessary, economically viable and reasonable. All such related party agreements shall be subject to approval of the Advisory Board.

     (4) The Parties are aware that HSN Inc. is subject to certain restraints of competition relating to the infomercial business.

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                                     PART 2

                         IMPLEMENTATION OF THE PROJECT

SEC. 2 -- ADVISORY BOARD

     (1) Currently the Advisory Board consists of Dr. Steffen Stremme (Chairman), Dr. Gunter Moissl, Dr. Georg Jakob Kofler (Vice Chairman) and Herbert Schroder.

     (2) With effect as of the execution of the Purchase and Sale Agreement, the number of the members of the Advisory Board will be extended to six. HSN GmbH will appoint Michael McMullen and James G. Gallagher as members of the Advisory Board. With effect from the next Ordinary Shareholders' meeting pursuant to sec. 11 subsection (2) of the Articles of Incorporation of HOT-GmbH a representative of HSN GmbH will be chosen Chairman of the Advisory Board pursuant to sec. 10 Subsection (1) of the Articles of Incorporation of HOT-GmbH. With effect from the point of time set forth in the sentence before, a representative of Quelle will be chosen Vice Chairman of the Advisory Board. Otherwise there are no changes to the alternating of the chairmanship among the representatives of the Shareholders on the Advisory Board of HOT-GmbH as provided in the Articles of Incorporation.

SEC. 3 -- BUDGET AND INVESTMENT PLAN

     (1) The Profit Plan attached as EXHIBIT 8.1.18 to the Purchase and Sale Agreement (hereinafter: "Profit Plan"), covers the period until December 31, 2000. The Parties undertake to provide HOT-KG with the means necessary for the implementation of the Profit Plan, subject to the reviews provided for in sec. 6.

     (2) If due to a change of the underlying conditions, facts and circumstances, the Profit Plan referred to in subsection (1) needs to be changed, the parties undertake to amend it. Each Party hereof has the right to request such a change within 3 months of the date of the request.

     If the Shareholders do not agree on a change to the Profit Plan as described above within a further period of 21 days after such a request has been submitted to the shareholders by the General Manager of HOT-KG the shareholders will present the matter in dispute to the accountant of HOT-KG who shall act as mediator. If the mediation fails for any reason whatsoever within a further period of 21 days, the matter in dispute will be presented to an accountant, who is not the accountant of HOT-KG -- hereinafter referred to as "Chartered Accountant" -- who shall render an arbitration decision observing the limitations set forth under sec. 3 (4) hereunder within a period of 21 days after the issue is presented to him. If the Parties cannot agree on a Chartered Accountant, the Chamber of Chartered Accountants in Dusseldorf shall nominate a Chartered Accountant who shall serve as the arbitrator. The Profit Plan, as amended by the Chartered Accountant, shall become binding on the Parties hereof.

     (3) For the avoidance of doubt, the shareholders are mutually obliged to provide HOT-KG with the means necessary to continue its business operation in the ratio respective to their shares and Partnership Interests after Execution of the Purchase and Sale Agreement if the parameters on which the Investment Plan is based -- whether in the version attached hereto as EXHIBIT 8.1.18 or in a version adapted thereafter pursuant to subsection (2) above -- are changed (e.g., less demand, less turnover of goods or increased costs/expenses). Subject to any other agreement between the Parties, the required liquidity has to be provided by payment of money into HOT-KG as a further contribution of the limited partners. Such duties exist for each shareholder in relation to its interests and shares in the HOT-Companies in such scope as means are required by HOT-KG in order to remain solvent after consideration of other means to finance the business. The shareholders will pass a resolution on such request by the General Management of HOT-KG after taking into account all facts and circumstances, including tax considerations, of the HOT-Companies and their shareholders.

     (4) For purposes of the agreed upon Profit Plan the duty of the parties shall be DM 130 million in aggregate. An amount of DM 68.717.600,-- out of the amount of DM 130 million has already been provided until November 29, 1996. The outstanding amount of DM 61.282.400,-- shall be provided by the shareholders according to their interests in the HOT-Companies except for revisions due to payments made after

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November 29, 1996, and except for payments pursuant to sec. 4.3 of the Purchase and Sale Agreement relating to the Balance Sheet Adjustment Payment. The request to provide such liquidity cannot be made by HOT-KG itself but only by the other parties to this Joint Venture Agreement. The amount set out above may be amended upon mutual agreement of the Parties hereto.

     (5) The Parties may consider the establishment of a second shop at home channel, aimed primarily at a market outside German-speaking territories. In such event the HOT Advisory Board would vote on the creation of the second channel. If the vote is approved, the second channel would be developed within HOT-KG, in which case the above DM 130 million cap would have to be reasonably raised. If the vote fails, any partners who elect to proceed with a second channel may form a separate venture to do so which shall not be governed by the provisions set forth hereunder. In such case the Parties are in agreement, that all shareholders in HOT-KG will be invited to participate in the second venture and that additional parties may be brought into the new venture. However, no third party may be brought in if it competes with a shareholder in a country in which the shareholder is otherwise engaged in significant business. For purposes of this subsection a competitor of Quelle shall mean any electronic retailer. As to the definition of HSN's and Kirch's and Kofler's competitors, reference is made to sec. 7 (2) below.

SEC. 4 -- SERVICE AGREEMENTS

     (1) In so far as necessary, commercially viable and reasonable, HSN and HOT-KG on the one hand and the other Parties hereto, Quelle and HOT-KG, on the other hand will enter into service contracts pursuant to the general terms provided in EXHIBIT (5.3) 4.1 for the services defined in following Subsection
(2).

     (2) HSN Inc. will support HOT-KG to the best of its ability in the performance of the following functions itself or through its affiliates and subsidiaries:

        - Access to, and purchase of, HSN's products and services
        - Access to related background information and selling materials on each item for use by show hosts
        - Access to HSN marketing and sales know how: consumer research, on-air presentation, sales histories of individual items and product categories, etc.
        - Consulting on HSN systems: computer, etc.
        - On the job training and consultation for HOT key employees
        - Various licenses and trademarks owned by HSN
        - Facilitate cooperation with HSN Direct, if mutually valuable.

     Quelle, Kirch and Kofler are supporting and will support HOT-KG to the best of their ability in the performance of the following functions themselves or through their affiliates and subsidiaries:

        - German management (i.e., operating the business in its entirety)
        - Equipment
        - Facilities and related operational requirements
        - Marketplace know how
        - Operating licenses (including transponder)
        - Inbound and outbound telemarketing (Quelle)
        - Governmental compliance and lobbying (federal and local)
        - Distribution (cable, satellite) in Germany and other German speaking markets
        - Order fulfillment (processing, accounting, physical distribution and supply of products) (Quelle)
        - Credit card processing (Quelle)
        - Customer service (Quelle)
        - Upsell marketing
        - Check processing (Quelle)
        - Ongoing accounting and financial services
        - Legal Compliance
        - HOT Catalogue/Program Guide
        - Access to and purchase of Quelle's products and services (Quelle)
        - MIS reports (Quelle)

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     The above list is neither conclusive nor exclusive.

SEC. 5 -- "WINDOW"

     (1) Each party is entitled, possibly together with any third party, subject to its own choice to use no more than 1 hour of broadcasting time per day on the teleshopping channel for teleshopping activities in consideration of a fee to be agreed with HOT-KG. Such fee shall cover HOT's cost and a reasonable profit margin. sec. 8 of this Agreement shall only apply to such teleshopping activities to the extent that one or more of the other Parties must not allow such third party to be a mail-order company a broadcasting company, or a electronic retailer.

     (2) In the set-up of the programs, the respective Party must take into account the image of HOT-KG.

     (3) Further details are subject to a separate agreement. This agreement shall be subject to the approval of Advisory Board of HOT-KG.

SEC. 6 -- REVIEW OF COOPERATION AND NOTICE OF TERMINATION

     (1) The parties will jointly review the status of the project in regular intervals of no more than 6 months.

     (2) Each party has the right to terminate this Agreement and the Participation in the HOT-Companies by giving two months' written notice if

          a) the broadcasting has been prevented by administrative action and legal measures against such administrative action have not been successful in summary proceedings in a second court instance; or

          b) in 1997 the turnover profits (gross sales) are below DM 75 million; or

          c) in 1997 the annual aggregate loss exceeds DM 51 million.

        This right to give notice of termination is to be exercised in writing only within the period from January 1, 1998 until April 30, 1998. Except as provided below, if such notice is duly given, the Joint Venture Agreement shall be terminated with effect at the expiration of the above notice period except for the parties' claims against each other which have already come into existence, in particular the obligation to provide the Company with the necessary liquidity pursuant to sec. 3 of this Agreement. The shareholder giving such notice is obliged to offer to the other shareholders pursuant to the provisions of the relevant Articles of Incorporation or Partnership Agreement the quotas/partnership interests in the appropriate form for purchase. In such case the compensation shall be determined pursuant to sec. 17 of the Partnership Agreement of HOT-KG and sec. 19 of the Articles of Incorporation of HOT-GmbH. If such offer has not been accepted within one month after receipt of the written notice in the appropriate form, the shareholders shall undertake to wind up the companies.

     (3) The exercise of rights arising from sec. 18 of the Articles of Incorporation of HOT-GmbH and sec. 16 of the Partnership Agreement of HOT-KG remains otherwise unaffected.

SEC. 7 -- DISPOSAL OF INTERESTS IN THE HOT-COMPANIES

     (1) Subject to sec. 6 of this Agreement the parties undertake not to dispose of their interests in HOT-GmbH and HOT-KG prior to September 1, 1999. This applies also to the transfer to affiliated undertakings in terms of sec. 15 AktG (German Stock Corporation Act).

     (2) The transfer of a share or a part of a share of HOT-GmbH or a Partnership Interest of HOT-KG requires the written consent of the other shareholders or partners, as applicable, pursuant to sec. 5 Subsection (1) of the Articles of Incorporation of HOT GmbH and sec. 14 Subsection (1) of the Partnership Agreement of HOT KG in order to be valid. The consent of a party shall, however, not be unreasonably withheld. Such

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consent may, in particular, be withheld if the interests and shares are to be transferred to a competitor of the remaining Shareholders. For purposes of this Subsection

        - Competitor of Quelle shall mean any mail order company,
        - Competitor of Kirch and Kofler shall mean any broadcasting company,
        - Competitor of HSN shall mean any electronic retailer,

        and affiliated entities to the competitors within the meaning of sec. 15 AktG.

     Each Shareholder shall grant the written consent and waive any preemption rights to sec. 5 subsections (1) through (3) of the Articles of Incorporation of HOT GmbH and sec. 14 of the Partnership Agreement of HOT KG if it

          a) is transferred to an entity which is affiliated with the transferring shareholder within the meaning of sec. 15 Aktiengesetz and

          b) such entity does not directly or indirectly compete with the HOT-KG and

          c) it is ensured in an appropriate way that in case of the termination of the affiliation the share and Partnership Interest shall be transferred back to the disposing shareholder and

          d) the transferring shareholders transfers all of its shares or its Partnership Interests and

          e) the acceding party shall join into this Agreement.

     Any such transfer does not affect this Agreement nor any of the obligations of the respective Party hereunder.

                                     PART 3

                                 MISCELLANEOUS

SEC. 8 -- TERMINATION OF JOINT VENTURE AGREEMENT

     In general, each Party has the right to terminate this Agreement by giving six months' written notice before the end of a calendar year. Such notice may not be effective prior to the earlier of December 31, 2000 or at the return on investment, (repayment of any capital contributions of all Parties to HOT-KG plus interest at a rate of 6% p.a.). This termination shall not affect a terminating party's interest in any of the HOT Companies nor any agreement pursuant to sec. 4 of this Agreement. Upon the effective date of termination, the party terminating shall no longer be party of this Agreement with the exception of sec. 7 and sec. 9 hereunder which shall survive in relation the terminating party. The Agreement shall continue in full force and effect among the remaining parties except for the obligations set forth under sec. 3 (4) hereunder.

SEC. 9 -- COMPETITION CLAUSE

     (1) During the time that a Party holds shares in HOT-GmbH or partnership interests in HOT-KG and for one year thereafter, that party will neither directly nor indirectly participate as an owner, partner, shareholder, consultant, employee, affiliate, officer or director in other teleshopping activities in terms of sec. 1 subsection (1) of this Agreement targeted at German Speaking Territories or in the German Language other than those of HOT-KG or support such teleshopping activities in any other way.

     (2) DRTV spots and infomercials broadcast as a part of any other TV-program which does not have teleshopping as its focus are not affected by this sec. 9. Not affected either is third party fulfillment unless it is for competitors of HOT and its affiliated entities within the meaning of sec. 15 AktG which are engaged in the electronic retailing business and of which the parent company is based in the Americas.

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SEC. 10 -- GENERAL PROVISIONS

     (1) If any provision of this Agreement is invalid or becomes invalid, the validity of the rest of the Agreement shall not be affected. The parties mutually undertake to replace the provision which is or became invalid by a provision which equals the commercial purpose of the provision to be replaced as far as possible. The same applies if there are gaps in the agreement.

     (2) Changes and amendments of this agreement need to be in writing in order to be valid unless a notarized form is required. The same applies to the change of this clause. Verbal collateral agreements have not been concluded.

     (3) Exclusive place of jurisdiction for disputes arising from this Agreement is Frankfurt am Main unless prohibited by law.

     (4) This Agreement is exclusively subject to German law (unless prohibited).

     (5) This Agreement is executed in German and English. Only the German version is notarized and shall be binding.

                                                                   (End of text)

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